REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Conseco StockCar Stocks Index Fund

In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Conseco StockCar Stocks Index Fund (the "Fund") at September 30, 2000, the results of its operations, the changes in its net assets and the financial highlights for the year then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Fund's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit, which included confirmation of securities at September 30, 2000 by correspondence with the custodian, provides a reasonable basis for our opinion. The financial statements of the Fund as of September 30, 1999 and for the period then ended were audited by other independent accountants whose report dated October 29, 1999 expressed an unqualified opinion on those statements.

PricewaterhouseCoopers LLP
Indianapolis, Indiana
November 17, 2000